SCHEDULE A

                             (as of March 16, 2020)

                                      FUND

                                                           ANNUAL RATE OF
                                                           AVERAGE DAILY
Series                                                     NET ASSETS      EFFECTIVE DATE
----------------------------------------------------------------------------------
First Trust Short Duration Managed Municipal ETF           0.55%           November 1, 2018

First Trust Ultra Short Duration Municipal ETF             0.45%           November 1, 2018

First Trust Merger Arbitrage ETF                           1.25%           February 3, 2020

First Trust Horizon Managed Volatility Small/Mid ETF       0.80%           March 16, 2020